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                                                                       EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN


                                NRG ENERGY, INC.


                                       AND

                            PACIFICORP HOLDINGS, INC.

                                OCTOBER 10, 1997





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                                TABLE OF CONTENTS

                                                                          Page #


1.       Definitions..........................................................1

2.       Purchase and Sale of Company Shares..................................6
         2(a)     Basic Transaction...........................................6
         2(b)     Purchase Price..............................................6
         2(c)     Purchase Price Adjustment...................................6
         2(d)     The Closing.................................................7
         2(e)     Deliveries at the Closing...................................7

3.       Representations and Warranties Concerning the Transaction............7
         3(a)     Representations and Warranties of the Seller................7
                  (i)   Organization of Seller................................7
                  (ii)  Authorization of Transaction..........................7
                  (iii) Noncontravention......................................8
                  (iv)  Brokers' Fees.........................................8
                  (v)   Company Shares........................................8
         3(b)     Representations and Warranties of the Buyer.................8
                  (i)   Organization of the Buyer.............................9
                  (ii)  Authorization of Transaction..........................9
                  (iii) Noncontravention......................................9
                  (iv)  Brokers' Fees.........................................9
                  (v)   Investment............................................9
                  (vi)  Financing............................................10
                  (vii) Utility Regulation...................................10

4.       Representations and Warranties Concerning the Company and
         Its Subsidiaries....................................................10
         4(a)     Organization, Qualification, and Corporate Power...........10
         4(b)     Capitalization.............................................10
         4(c)     Noncontravention...........................................10
         4(d)     Brokers' Fees..............................................11
         4(e)     Title to Tangible Assets...................................11
         4(f)     Subsidiaries...............................................11
         4(g)     Financial Statements.......................................12
         4(h)     Events Subsequent to Most Recent Period End................12
         4(i)     Legal Compliance...........................................12
         4(j)     Tax Matters................................................13
         4(k)     Personal Property..........................................14
         4(l)     Contracts..................................................15
         4(m)     Litigation.................................................15




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         4(n)     Employee Benefits...........................................16
         4(o)     Environmental Matters.......................................18
         4(p)     Transactions with Affiliates................................19
         4(q)     Intellectual Property.......................................19
         4(r)     Energy Investors Funds......................................19
         4(s)     Insurance...................................................20
         4(t)     Real Property...............................................20
         4(u)     Investment Company Act......................................21
         4(v)     Holding Company Act and Electric Utility Status.............21
         4(w)     Public Utility Regulatory Policies Act of 1978..............21
         4(x)     Development Obligations.....................................22

5.       Pre-Closing Covenants................................................22
         5(a)     General.....................................................22
         5(b)     Notices and Consents........................................22
         5(c)     Operation of Business.......................................22
         5(d)     Full Access.................................................24
         5(e)     Notice of Developments......................................24
         5(f)     Exclusivity.................................................24
         5(g)     Seller Obligations..........................................24
         5(h)     Intercompany Loans..........................................25
         5(i)     Overseas Operations.........................................25
         5(j)     Pacific Kinston Energy, Inc.................................25
         5(k)     Headquarters Lease and Office Equipment.....................25

6.       Post-Closing Covenants...............................................25
         6(a)     General.....................................................25
         6(b)     Litigation Support..........................................25
         6(c)     Transition..................................................26
         6(d)     Benefit and Employee Matters................................26
         6(e)     Access to Information.......................................31
         6(f)     Transition Services.........................................31
         6(g)     Maintenance of Minimum Equity...............................31
         6(h)     Philippine Option...........................................32

7.       Conditions to Obligation to Close....................................33
         7(a)     Conditions to Obligation of the Buyer.......................33
         7(b)     Conditions to Obligation of the Seller......................35

8.       Remedies for Breaches of This Agreement..............................36
         8(a)     Survival of Representations and Warranties..................36
         8(b)     Indemnification Provisions for Benefit of the Buyer.........36
         8(c)     Indemnification Provisions for Benefit of the Seller........37
         8(d)     Matters Involving Third Parties.............................37




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         8(e)     Determination of Adverse Consequences.......................38
         8(f)     Certain Environmental Matters...............................38
         8(g)     Tax Indemnification.........................................39

9.       Tax Matters..........................................................39
         9(a)     Section 338(h)(10) Election.................................39
         9(b)     Tax Sharing Agreements......................................39
         9(c)     Tax Returns.................................................40
         9(d)     Audits......................................................40
         9(e)     Carrybacks..................................................40
         9(f)     Indemnification for Post-Closing Transactions...............41
         9(g)     Post-Closing Transactions not in the Ordinary Course........41

10.      Termination..........................................................41
         10(a)    Termination of Agreement....................................41
         10(b)    Effect of Termination.......................................42

11.      Miscellaneous........................................................42
         11(a)    Press Releases and Public Announcements.....................42
         11(b)    No Third Party Beneficiaries................................42
         11(c)    Entire Agreement............................................42
         11(d)    Succession and Assignment...................................42
         11(e)    Counterparts................................................43
         11(f)    Headings....................................................43
         11(g)    Notices.....................................................43
         11(h)    Governing Law...............................................44
         11(i)    Amendments and Waivers......................................44
         11(j)    Severability................................................44
         11(k)    Expenses....................................................44
         11(l)    Construction................................................44
         11(m)    Incorporation of Exhibits, Annexes, and Schedules...........44

Exhibit A         Historical Financial Statements
Exhibit B         Form of Opinion of Counsel to the Seller
Exhibit C         Form of Opinion of Counsel to the Buyer
Exhibit D         July 31, 1997 Pro Forma
Exhibit E         Form of Letter from PacifiCorp


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Schedule 1         Material Subsidiaries
Schedule 2         Projects and Project Entities
Schedule 3         Energy Investors Fund Projects
Schedule 4         Indebtedness Secured by Security Interests
Schedule 5(c)      Conduct Pending Closing
Schedule 5(g)      Seller Obligations
Schedule 6(d)      Certain Employees
Schedule 6(f)      Philippine Subsidiaries
Annex I            Exceptions to Seller's Representations and Warranties
                   Concerning the Transaction
Annex II           Exceptions to the Buyer's Representations and Warranties
                   Concerning the Transaction
Annex III          Disclosure Schedule - Exceptions to Representations and
                   Warranties Concerning the Company and its Subsidiaries
Annex IV           Philippine Subsidiary Schedules











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                            STOCK PURCHASE AGREEMENT

         The Stock Purchase Agreement (the "Agreement") is entered into as of October 10, 1997, by and among NRG ENERGY, INC., a Delaware corporation (the "Buyer"), and PACIFICORP HOLDINGS, INC., a Delaware corporation, (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

         The Seller owns all of the outstanding capital stock of Pacific Generation Company, an Oregon corporation (the "Company").

         This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

         "Aggregate Deductible" means $2,666,000.

         "Applicable Rate" means a variable rate equal to the interest rate per annum published in The Wall Street Journal under the caption "Money Rates; London Interbank Offer Rates" for three-month calendar periods (the "LIBOR Rates"), plus 300 basis points, provided that if such a publication is not available or such rate is not set forth therein, the LIBOR Rate shall be determined on the basis of another source reasonably acceptable to the party to which interest is payable.





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         "Auditors" has the meaning set forth in Section 2(c)(ii) below.

         "Buyer" has the meaning set forth in the preface above.

         "CERCLIS" has the meaning set forth in Section 4(o)(iv) below.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Share" means any share of the common stock, no par value of the Company.

         "Confidentiality Agreement" has the meaning set forth in Section 5(d) below.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee List" has the meaning set forth in Section 6(d) below.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental Laws" has the meaning set forth in Section 4(o) below.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" has the meaning set forth in Section 4(g) below.





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         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substances" has the meaning set forth in Section 4(o) below.

         "Headquarters Equipment" has the meaning set forth in Section 5(k) below.

         "Headquarters Lease" has the meaning set forth in Section 5(k) below.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Key Employee Plan" has the meaning set forth in Section 6(d) below.

         "Knowledge" means, with respect to Seller, actual knowledge of the following representatives of the Company or Seller without independent investigation: John T. Miller, Franidin D. Wareham, Stan Marks, Dennis Quinn, Michael C. Henderson and Richard T. O'Brien; and, with respect to Buyer, the actual knowledge of the following representatives of the Buyer without independent investigation: Michael A. O'Sullivan, Michael J. Young, Dirk E. Andreas and Thomas A. Smith.

         "Leases" has the meaning set forth in Section 4(t) below.

         "Material Adverse Effect" means any change or affect that is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets or liabilities (including without limitation contingent liabilities) of the Company and its Subsidiaries taken as a whole, unless the term is used in an uncapitalized form with reference to a particular entity or issue.

         "Material Agreement" has the meaning set forth in Section 4(1) below.

         "Material Subsidiaries" means the Subsidiaries of the Company set forth on Schedule 1.







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         "Most Recent Financial Statements" has the meaning set forth in
Section 4(g) below.

         "Most Recent Period End" has the meaning set forth in Section 4(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Operated Entities" means the Project Entities which own the Operated Projects, and the partnerships, corporations or limited liability companies which both (i) operate the Operated Projects, and (ii) are owned beneficially, in whole or in part, by the Company.

         "Operated Projects" shall mean the Crockett Cogeneration Project, PERC Project, and Mt. Poso Cogeneration Project.

         "Ordinary Course of Business" means the ordinary course of business consistent with prior custom and practice (including with respect to quantity and frequency).

         "Overseas Operations" means: (i) the stock of PacGen International Holdings, Inc. and stock of Subsidiaries of PacGen International Holdings, Inc. and all assets owned by such entities; and (ii) all interest of the Company and its Subsidiaries in the Tagoloan Project and other development projects in the Philippines.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Encumbrances" means the Security Interests securing the indebtedness set forth on Schedule 4.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Project Entities" means the partnerships, corporations, and limited liability companies listed on Schedule 2.

         "Projects" shall mean all power generation projects in which Seller has a direct or indirect ownership interest other than the power generation projects listed on Schedule 3.

         "PUHCA" has the meaning set forth in Section 4(v) below.





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         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "PURPA" has the meaning set forth in Section 4(w) below.

         "Real Property" has the meaning set forth in Section 4(t) below.

         "Regular Plan" has the meaning set forth in Section 6(d) below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Section 338(h)(10) Election" has the meaning set forth in Section 9(a) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller Obligations" has the meaning set forth in Section 5(g) below.

         "Subsidiary" means any corporation, partnership or limited liability company or other entity in which the Company has a direct or indirect equity or ownership interest which represents fifty percent (50%) or more of the aggregate equity or ownership interest in such entity.

         "Taxes" or "Tax" means any net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, ad valorem, customs duties, utility, production, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, or other tax of any kind whatsoever, including any interest, penalty, or additions thereto, imposed by any taxing authority (domestic or foreign) whether disputed or not, including any liability for Taxes under Section 1.1502-6 of the Treasury Regulations (or similar provision of state, local or foreign law).

         "Third Party Claim" has the meaning set forth in Section 8(d) below.






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         "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed, or required to be filed, in connection with the calculation, determination, assessment or collection of any Tax.

         2.       Purchase and Sale of Company Shares.

                  2(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, 100 Company Shares, constituting all of the issued and outstanding Company Shares, for the Purchase Price specified below in this Section 2.

                  2(b) Purchase Price. The Buyer agrees to pay to the Seller at the Closing $133,300,000, plus or minus the Purchase Price Adjustment specified in Section 2(c) (the "Purchase Price"), payable by wire transfer or delivery of other immediately available funds.

                  2(c)     Purchase Price Adjustment.

                           (i) The Purchase Price Adjustment shall be an amount
equal to the change in stockholder's equity in the Company (computed in accordance with GAAP) for the period from July 31, 1997 through the Closing Date (taking into account the contribution by Seller of the balance of intercompany loans to capital as envisioned by Section 5(h)). If stockholder's equity increases in such period, the Purchase Price Adjustment will increase the Purchase Price; if stockholder's equity decreases in such period, the Purchase Price Adjustment will decrease the Purchase Price.

                           (ii) In computing the Purchase Price Adjustment, (1)
no further Purchase Price Adjustment shall be made for the transfer of stock in Pacific Kinston Energy, Inc. and the assets described in Section 5(k) to Seller or an Affiliate of Seller, and (2) no Purchase Price Adjustment will be made for the failure to maintain reserves or accruals for liabilities for which Seller is providing indemnity under Section 8(b)(iii). For the purpose of computing Purchase Price Adjustment, the stockholder's equity of the Company as of July 31, 1997 shall be deemed to be as set forth on the proforma financial statement set forth on attached Exhibit D, which is prepared based upon the July 31, 1997 balance sheet of the Company as adjusted to reflect the transfer of the Overseas Operations to Seller or an Affiliate of Seller.

                           (iii) At least three days prior to the Closing,
Seller shall deliver to Buyer a statement setting forth the projected stockholder's equity in the Company as of the Closing Date, as applicable, and the estimated Purchase Price Adjustment. At Closing, the Purchase Price shall be adjusted by the full amount of the estimated Purchase Price Adjustment. Following Closing, the Parties `shall compute the Purchase Price Adjustment. Within five days after Seller and Buyer have agreed upon the Purchase Price Adjustment (or, if the Parties are unable to agree, within five days after the decision of the Auditors), Buyer shall pay to Seller, or Seller pay to Buyer, as the case may be, the difference between the






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actual amount of the final Purchase Price Adjustment and the amount of the estimated Purchase Price Adjustment utilized for computing the payment by Buyer at Closing, plus interest thereon at the Applicable Rate. If the Parties have not, within thirty days after the Closing, agreed upon the final Purchase Price Adjustment, the final Purchase Price Adjustment shall be conclusively determined jointly by Price Waterhouse LLP and Deloitte & Touche, LLP (the "Auditors") whose decision shall be final and unappealable, the cost of which shall be shared equally by Buyer and Seller. The Auditors shall provide a draft of its Purchase Price Adjustment computation to both Parties, who shall have ten days from receipt of such draft to advise the Auditors of any concerns or disagreements regarding the draft Purchase Price Adjustment calculation.

                  2(d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon 97204, commencing at 9:00 a.m. local time on the last business day of the month in which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) are satisfied or waived or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

                  2(e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to Seller the consideration specified in Section 2(b) above.

         3.       Representations and Warranties Concerning the Transaction.

                  3(a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3(a) are true as of the date of this Agreement and will be true as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Annex I attached hereto.

                           (i) Organization of Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                           (ii) Authorization of Transaction. The Seller has full power and authority (including, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency,





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         reorganization, moratorium or similar laws affecting creditor's rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filings required under the Hart-Scott-Rodino Act, and except for notices, filing, authorizations, consents or approvals which, if not made or obtained, would not adversely affect Seller's ability to consummate the transactions contemplated by this Agreement.

                           (iii) Noncontravention. Assuming the filings required under the Hart-Scott-Rodino Act are timely made. and the conditions set forth in subsection 7(b) (v) are satisfied, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences which do not, individually or in the aggregate, have a material effect on Seller, its business or financial condition.

                           (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                           (v) Company Shares. The Seller holds of record and owns beneficially 100 Company Shares, which represents all of the issued and outstanding stock of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  3(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 3(b) are true as of the date of this Agreement and will be true as of the Closing Date (as though made then and as




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

though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

                           (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                           (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the affects of bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor's rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filings required under the Hart-Scott-Rodino Act, and except for notices, filings, authorizations, consents or approvals which, if not made or obtained, would not adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement.

                           (iii) Noncontravention. Assuming the filings required under the Hart-Scott-Rodino Act are timely made, and the conditions set forth in subsection 7(a)(v) are satisfied, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences which do not, individually or in the aggregate, have a material effect on Buyer, its business or financial condition.

                           (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                           (v) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.





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

                           (vi) Financing. Buyer has sufficient cash, available lines of credit or other sources of funds (not including financings tied specifically to the Company, its Subsidiaries or their interest in the Projects) to enable it to make payment of the Purchase Price at Closing.

                           (vii) Utility Regulation. Buyer is a wholly-owned subsidiary of Northern States Power Company which is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, but which is exempt therefrom pursuant to Section 3(a)(2) thereof.

         4. Representations and Warranties Concerning the Company and Its Subsidiaries. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are true as of the date of this Agreement and will be true as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule initialed by the Parties and attached hereto as Annex III (the "Disclosure Schedule"), and except for the changes contemplated by Sections 5(i), 5(j) and 5(k).

            4(a) Organization, Qualification, and Corporate Power. Each of the Company, its Material Subsidiaries and the Operated Entities, and to the Seller's Knowledge, each of the Company's other Subsidiaries and the Project Entities (i) is an organization duly organized and validly existing, under the laws of the jurisdiction of its organization; (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on such entity; and (iii) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

            4(b) Capitalization. The entire authorized capital stock of the Company consists of 500 Company Shares, of which 100 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, hilly paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

            4(c) Noncontravention. Assuming the filings required under the Hart-Scott-Rodino Act are timely made and the conditions set forth in subsection 7(b)(v) are satisfied, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (which includes the making of the Section 338(h)(l0) Election), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company, its Material Subsidiaries, and the Operated Entities, or to Seller's Knowledge, any other Subsidiary or Project Entity, is subject or any provision of the charter, bylaws or organizational documents of any of the Company, its Material Subsidiaries, and the Operated Entities, or to Seller's Knowledge, any other Subsidiary or Project Entity, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company, its Material Subsidiaries, and Operated Entities, or to Seller's Knowledge any other Subsidiary or Project Entity, is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on such entity, or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. To Seller's Knowledge, except for the filings required under the Hart-Scott-Rodino Act, none of the Company and its Material Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on such entity or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement.

            4(d) Brokers' Fees. None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            4(e) Title to Tangible Assets. The Company, its Material Subsidiaries, and the Operated Entities, and to Seller's Knowledge, the Project Entities, have sufficient title, leasehold interest or easements to all properties and assets which they purport to own, including without limitation, in the case of the Company, all assets and properties reflected on the Most Recent Period End Financial Statements to conduct their businesses as currently conducted, and hold such properties free of Security Interests, except Permitted Encumbrances, except where the failure to have such title or interests or to hold such properties or assets would not, individually or in the aggregate, have a material adverse effect on the Company, Material Subsidiary, Operated Entity or Project Entity purporting to own such property or asset.

            4(f) Subsidiaries. Section 4(f) of the Disclosure Schedule lists all Subsidiaries of the Company, all Project Entities and all Operated Entities. Except as set forth on Schedule 4(f), the Company, directly or indirectly, has good, valid and marketable title to its respective capital stock or partnership interest in all Subsidiaries, Project Entities and Operated Entities as set forth on Schedule 4(f) free and clear of all liens, and, to Seller's Knowledge, each of Energy Investors Fund, L.P. and Project Finance Fund III, L.P. have good, valid and marketable title to each of their respective partnership interest as set forth on

Schedule 3 free and clear of all liens. Neither the Company nor any Subsidiary has taken any action which could result in the Company or any such Subsidiary being deemed liable as a general partner in any partnership in which the Company or such Subsidiary presently holds only a limited partnership interest.

            4(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1994, for the Company and its consolidated Subsidiaries; and (ii) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the years ended December 31, 1995 and December 31, 1996 for the Company and its consolidated Subsidiaries (the "Most Recent Financial Statements"), (iii) unaudited consolidated balance sheets and statements of income, changes in stockholder's equity, and cashflow and as of and for the seven months ended July 31, 1997 (the "Most Recent Period End") for the Company and its consolidated Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and its consolidated Subsidiaries as of such dates and the results of operations of the Company and its consolidated Subsidiaries for such periods, and are consistent with the books and records of the Company and its consolidated Subsidiaries; provided, however, that the Most Recent Period End Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. To Seller's Knowledge, the Company, the Subsidiaries and the Operated Entities do not have any liabilities that are required to be reflected in a balance sheet which is prepared in accordance with GAAP, which individually or in the aggregate, would have a Material Adverse Effect, except for (i) liabilities reflected or reserved against in the Most Recent Period End Financial Statements; (ii) liabilities that have arisen in the ordinary course after July 31, 1997; or (iii) liabilities described in the Disclosure Schedule.

            4(h) Events Subsequent to Most Recent Period End. Since the Most Recent Period End, there has not been any changes in the assets, condition or affairs, financial or otherwise, of the Company, its Material Subsidiaries or any Operated Entity which would individually or in the aggregate have a material adverse effect on such entity except for the transfer of the Overseas Operations, and the stock of Pacific Kinston Energy, Inc., as contemplated by Sections 5(i) and 5(j), and the transfer of the Headquarters Lease and Headquarters Equipment as contemplated by Section 5(k).

            4(i) Legal Compliance. Each of the Company, its Material Subsidiaries, and Operated Entities is in substantial compliance (and has been in substantial compliance excepting noncompliance which has been corrected) with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect on such entity. Each of the Company, its Material Subsidiaries and Operated Entities has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications, and regulations with federal, state, local or foreign government or regulatory bodies that are currently required in order to permit it to carry on its business as presently conducted, the absence of which individually or in the aggregate would reasonably be expected to have a material adverse effect on such entity.

                  4(j)     Tax Matters.

                           (i) Each of the Company, its Subsidiaries, the
            Affiliated Group of which the Company or its Subsidiaries have been a member, and Operated Entities of which the Company or a Subsidiary is a tax matters partner, has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a material adverse effect on such entity. Seller has delivered to Buyer correct and complete copies of all federal Tax Returns of the Company since and including the tax year ended 1994.

                           (ii) All Tax deficiencies asserted or assessed
            against the Company, its Subsidiaries, or the Operated Entities of which the Company or a Subsidiary is a tax matters partner have been resolved and paid in full. There are no outstanding requests for extension of time within which to pay taxes not yet paid. No power of attorney has been granted by the Company, its Subsidiaries, or the Operated Entities of which the Company or a Subsidiary is a tax matters partner which is currently in force with respect to any matter relating to Taxes.

                           (iii) All Federal Income Tax Returns of the Company,
            its Material Subsidiaries and Operated Entities for periods through December 31, 1990 have been audited.

                           (iv) None of the Company, its Subsidiaries, nor
            Operated Entities of which the Company or a Subsidiary is a tax matters partner has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has received any notice or has Knowledge of any pending or threatened actions, audits, proceedings or investigations for assessment or collection of Taxes.

                           (v) None of the Company, its Subsidiaries, nor
            Operated Entities of which the Company or a Subsidiary is a tax matters partner is a party to any Tax allocation or sharing agreement.

                           (vi) Neither the Company nor any of its Subsidiaries
            has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is PacifiCorp.

                           (vii) None of the Company and its Subsidiaries has
            any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law).

                           (viii) The Company and its Subsidiaries have
            established on their respective books and records in accordance with GAAP reserves that are adequate for the payment of all material Taxes of the Company and its Subsidiaries not yet due and payable.

                           (ix) The common parent of the Affiliated Group
            including the Company is eligible to make an election under Section 338(h)(10) of the Code with respect to the Company and its Subsidiaries (other than Pacific Kingston Energy, Inc.) as a result of the stock purchase contemplated by this Agreement.

                           (x) Each of the Operated Entities that is not a
            corporation under state law and, to the best of Seller's Knowledge, each other Project Entity and Subsidiary which is- not a corporation under state law, qualifies (and has since the date of its formation qualified) to be treated as a partnership for federal income tax purposes and for state tax purposes in all states in which such treatment is relevant.

                           (xi) Each of the Section 754 Entities has in effect a
            valid election pursuant to Section 754 of the Code, or the Company or the Subsidiary or other entity in which the Company has a beneficial ownership that is a partner and/or owner in such Section 754 Entity has obtained (or will obtain before the Closing Date) a binding written agreement from such Section 754 Entity (and, to the extent necessary, its owners) that, at the request of the Buyer, acting through the Company or the Subsidiary or other entity in which the Company has a beneficial ownership, a valid and timely election pursuant to Section 754 of the Code (and any corresponding election pursuant to state, local, and foreign law) will be made with respect to the tax year of the Section 754 Entity that includes the Closing Date. For this purpose, a Section 754 Entity is an entity other than a corporation under state law that is (a) a Project Entity, (b) Energy Investors Fund, L.P. or Project Finance Fund III, L.P., or (c) is an entity that owns a direct or indirect interest (through one or more other entities) in a Project Entity.

                           (xii) The making of the Section 338(h)(10) Election
            for the Company and each of its eligible Subsidiaries will not cause a termination pursuant to Section 708(b) of the Code of any Section 754 Entity taking into account only transfers within the twelve month period ending on the Closing Date, and not transfers occurring after the Closing Date.

                  4(k) Personal Property. To Seller's Knowledge, all material personal property (specifically excluding rolling stock) of the Company, any Material Subsidiary, and the Operated Entities is free from defects, patent or latent, has been maintained in accordance with standard independent power industry practices and is in an operable state of repair adequate to maintain normal operations in a manner consistent with past practices, except where such defects or failures to maintain as would not, individually or in the aggregate, have a material adverse effect on such entity. Except as provided in this Section 4(k), SELLER MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO (I) THE QUALITY, CONDITION OR OPERABILITY OF ANY PERSONAL PROPERTY OR EQUIPMENT, OR (II) ITS MERCHANTABILITY, OR (III) ITS FITNESS FOR ANY PARTICULAR PURPOSE OR, (IV) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND, EXCEPT AS PROVIDED IN THIS SECTION 4(k), ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

                  4(l) Contracts. Section 4(l) of the Disclosure Schedule lists all written contracts and other written agreements to which any of the Company, its Subsidiaries, and Operated Entities and to Seller's Knowledge, other Project Entities in which Company or a Subsidiary of the Company is a general partner, is a party, the performance of which will involve consideration in excess of $500,000 per year or $2,000,000 in the aggregate (the "Material Agreements"). The Seller made available to the Buyer a correct and complete copy of each contract or other agreement listed in 4(l) of the Disclosure Schedule (as amended to date). With respect to each Material Agreement: (A) the agreement is legal, valid, binding, enforceable (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity), and in full force and effect in all material respects; (B) neither Company, its Subsidiaries nor an Operated Entity, is in material breach or default, and to Seller's Knowledge, no other party thereto is in material breach or default; and (C) no event has occurred which with notice or lapse of time would constitute a material breach or default under the agreement by Company, its Subsidiaries, or Operated Entities, or to Seller's Knowledge, by any other party to the agreement; and (D) none of Company, its Subsidiaries or Operated Entities, and to Seller's Knowledge, any other party to such agreement, has repudiated any material provision of the agreement.

                  4(m) Litigation. Section 4(m) of the Disclosure Schedule sets forth each instance in which any of the Company, its Material Subsidiaries, or Operated Entities, or to Seller's Knowledge, any other Subsidiary or other Project Entity (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or
(iii) to Seller's Knowledge, is threatened to be made a party to any such proceeding, except in cases (i), (ii) or (iii) above, where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on such entity.

                  4(n) Employee Benefits. Section 4(n) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Material Subsidiaries maintains or to which any of the Company and its Material Subsidiaries contributes.

                       (i) To Seller's Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, and any other statute, rule, regulation, agreement or instrument by which it is governed, except where the failure to comply would not have a material adverse effect on such Employee Benefit Plan.

                       (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                       (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code
         Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code
         Section 401(a). Each such Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) (as amended by the Tax Reform Act of 1986), has been timely amended to comply with the Unemployment Compensation Amendments of 1992 and the Omnibus Budget Reconciliation Act of 1993 and, to Seller's Knowledge, no facts exist that would adversely affect the qualified status of any such Employee Pension Benefit Plan other than the failure to make any required amendments, the time for the adoption of which has not expired. Neither the Seller, nor any entity considered under common control with the Seller (within the meaning of subsection (b), (c), (m) or (o) of Code Section 414), has incurred any liability in connection with the termination or partial termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from a multiemployer plan subject to Tile IV of ERISA, or the failure to make contributions due under Code Section 412 or premiums due to the PBGC under Title IV or ERISA, which liability will not have been satisfied as of the Closing Date.

                       (iv) As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
         Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

                       (v) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, including any amendments and summaries of material modifications, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (vi) With respect to each Employee Benefit Plan that any of the Company and its Material Subsidiaries maintains or ever has maintained or to which any of them contributed or ever has contributed or ever has been required to contribute:

                                (A) No such Employee Benefit Plan which is an
               Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer
               Plan) has been instituted.

                                (B) No action, suit, proceeding, hearing, or
               investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

                                (C) None of the Company and its Material
               Subsidiaries has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (vii) All applicable ERISA requirements as to the filing of reports, documents and notices regarding such Employee Benefit Plans with the Department of Labor, the Internal Revenue Service and the PBGC, and the furnishing of such documents to participants and beneficiaries, have been complied with in all material respects.

                           (viii) Except to the extent required under a severance pay plan or under ERISA Section 601 et seq. and Code Section 4980B or applicable state coverage continuation laws, no such Employee Benefit Plan provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service. No representation or warranty is made with respect to benefits provided under a Multiemployer Plan.

                           (ix) The Seller, the Company and the Material Subsidiaries have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

                           (x) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c), for which an exemption is not available under ERISA Section 408 or Code Section 4975(d), has occurred with respect to any such Employee Benefit Plan.

                  4(o)     Environmental Matters.

                           (i) Each of Company and the Material Subsidiaries and the Operated Entities and to Seller's Knowledge, the other Subsidiaries and other Project Entities, is in compliance with all applicable federal, state and local laws, ordinances, rules and regulations relating to occupational safety, public health or protection or enhancement of the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., as amended and the Oil Pollution Act of 1990, 33 U.S.C.
         Section 2701, et seq., as amended and the Occupational, Safety and Health Act, as amended, 29 U.S.C. Section 651, et seq. (collectively, the "Environmental Laws"), except for such matters that individually or in the aggregate do not have a material adverse effect on the condition of such entity.

                           (ii) Each of Company and the Material Subsidiaries and the Operated Entities, and to Seller's Knowledge, the other Subsidiaries and other Project Entities, has obtained all permits, licenses, franchise authorities, consents and approvals, and has made all filings and maintained all material information, documentation and records, as are currently necessary under all applicable Environmental Laws, for operating its assets and business as it is presently conducted in compliance with all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a material adverse effect on the condition of such entity.

                           (iii) There are no pending or, to Seller's Knowledge, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company, the Material Subsidiaries or the Operated Entities, or to Seller's Knowledge, against the other Subsidiaries or other Project Entities under any Environmental Laws or arising from any activities not in compliance with any Environmental Laws.

                           (iv) None of the real property currently owned or operated, or previously owned or operated by Company, any Material Subsidiary or any Operated Entity, or to Seller's Knowledge, any location where any such entity transported or arranged for transportation of any Hazardous Substances is: (a) listed on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability Information System ("CERCLIS") List or any similar list of sites requiring remedial action; (b) being considered for possible inclusion on the National Priorities List, CERCLIS List or on any such similar list; or
         (c) the subject of any regulatory action which may lead to claims against Company, any of the Material Subsidiaries or any Operated Entity under any Environmental Law (provided, that as to property previously, but not currently, owned or operated by Company, any Material Subsidiary or Operated Entity, the representations in clauses
         (b) and (c) is given only as to Seller's Knowledge).

                           (v) No part of any of the real property currently owned or operated (or previously owned or operated) by Company, any Material Subsidiary or any Operated Entity or to Seller's Knowledge, any other Subsidiaries or Project Entities, has been used as a landfill, dump or for other disposal, treatment, storage, transfer or handling area of Hazardous Substances prior to or during the period of ownership or operation by such entity; except, however, for the handling, storage and disposal of Hazardous Substances used or generated in the ordinary course of business of Company, its Material Subsidiaries, and Operated Entities and in material compliance with all applicable Environmental Laws; and except for (a) the isolated, inadvertent incineration of Hazardous Substances at solid fuel power plants as described on Section 4(o) of the Disclosure Schedule, and (b) for the production and storage of oil and hydrocarbons at the oil field associated with the Mt. Poso Project (but not including the power plant facility).

                           (vi) For the purposes hereof, "Hazardous Substances" shall be deemed to include all pollutants, contaminants, hazardous, toxic or radioactive materials, substances or wastes, which would pose a risk to public health or the environment, or are regulated under any Environmental Law.

                  Notwithstanding any other provision of this Agreement, Seller makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental law, except as set forth in this Section 4(o).

                  4(p) Transactions with Affiliates. Section 4(p) of the Disclosure Schedule lists all contracts and agreements between the Company, Subsidiaries and Operated Entities, on one hand, and Seller and other Affiliates of Seller on the other. All such contracts and agreements will, except as noted on Section 4(p) of the Disclosure Schedule, be terminated immediately prior to Closing.

                  4(q) Intellectual Property. To the Knowledge of Seller, the Company, its Material Subsidiaries and Operated Entities do not operate their business in a manner that infringes upon any patents, copyrights or trademarks of third parties.

                  4(r) Energy Investors Funds. Company owns a 3.1 percent limited partner interest in Energy Investors Fund, L.P., as of July 31, 1997, and a 4.9 percent limited partner interest in Project Finance Fund, III, L.P., as of August 31, 1997, free and clear of all liens and encumbrances. Such limited partners interests are fully paid and non-assessable, except that Project Finance Fund III, L.P. may call $1,400,556 from the Company.

                  4(s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party:

                           (i) the name of the insurer, the name of the
                   policyholder, and the name of each covered insured;

                           (ii)     the policy number and the period of
                   coverage;

                           (iii) the scope (including an indication of whether
                   the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (iv) a description of any retroactive premium
                   adjustment or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material self-insurance arrangements affecting the Company.

                  4(t) Real Property. Neither the Company nor any Subsidiary owns or has ever owned or had title to any real estate. Section 4(t) of the Disclosure Schedule sets forth (i) legal descriptions of all parcels of real property owned or leased in connection with the operation of an Operated Project ("Real Property"), and (ii) identifies each lease, sublease, or other material occupancy agreement, including any amendments thereto, in effect with respect to the use and operation of any Operated Project ("Leases"). To Seller's Knowledge, except as set forth in Schedule 4(t):

                       (i) The owner of each Operated Project has fee title to
                  the Real Property for such Operated Project which is identified in Section 4(t) of the Disclosure Schedule as being owned Real Property, free and clear of Security Interests and title defects other than the Permitted Encumbrances, the matters described on Section 4(t) of the Disclosure Schedule and title defects and other encumbrances which have not had or will not have, individually or in the aggregate, a material adverse effect on such Operated Project.

                       (ii) The owner of each Operated Project is the owner of
                  the lessee's interest in all Leases of Real Property for such Operated Project which is identified in Section 4(t) of the Disclosure Schedule as being leased Real Property, free and clear of Security Interests and title defects other than the Permitted Encumbrances, the matters described on Section 4(t) of the Disclosure Schedule and such title defects and other encumbrances which have not had will not have, individually or in the aggregate, a material adverse effect on such Operated Project.

                       (iii) All of the Leases are in full force and effect and
                  are valid, binding and enforceable in accordance with their respective terms (except to the extent that the same may be subject to general principles of equity and/or limited by the rights of creditors holding rights in and to such Leases or the Real Property or by bankruptcy, insolvency, reorganization or other similar laws) and there does not exist under any of the Leases any default by the lessee thereunder, or to Seller's Knowledge, the lessor thereunder, or any event which with notice or lapse of time or both would constitute a default by the lessee thereunder, or to Seller's Knowledge, the lessor thereunder.

             4(u) Investment Company Act. Neither the Company, any Operated Entity, nor any Material Subsidiary is or has ever been an "Investment Company" (as such term is defined in the Investment Company Act of 1940, as amended) or otherwise subject to regulation under the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder.

             4(v) Holding Company Act and Electric Utility Status. Neither the Company, any Operated Entity, nor any Material Subsidiary is a "holding company," or a "subsidiary company" of a "holding company" or an "affiliate" or a "holding company" or an "affiliate" of a "subsidiary company" of a "holding company," or a "public utility company" within the meaning ascribed to such terms under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder ("PUHCA"), or an "electric utility" or a "public utility" within the meaning of the Federal Power Act, as amended or a "utility" under any state law regulating public utilities.

             4(w) Public Utility Regulatory Policies Act of 1978. With respect to each facility which produces, or which when completed will produce, electric energy, which is owned or operated by the Company, an Operated Entity or a Material Subsidiary, either (A) such facility is (or if under construction is intended to be): (i) a "qualifying cogeneration facility" or "qualifying small power production facility" as such terms are defined in the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder ("PURPA"), and is or, if under construction, is intended to become, exempted from PUHCA pursuant to PURPA and 18 C.F.R. 292.602, or is otherwise exempt; or (ii) "an eligible facility" of an "exempt wholesale generator" as such terms are defined in Section 32 of PUHCA; or (B) the beneficial ownership of such facility by the Company or Material Subsidiary is otherwise exempt from PURPA.

         4(x) Development Obligations. The Company and its Subsidiaries have no commitments or obligations to develop any additional energy facilities which will be binding upon the Company or its Subsidiaries after the Closing except
(1) those commitments and obligations relating to the Project Entities and (2) the commitments and obligations with respect to the Energy Investors Fund, L.P. and Project Finance Fund III, L.P.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            5(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

            5(b) Notices and Consents. The Seller will cause each of the Company, its Material Subsidiaries and Operated Entities, to, and use reasonable efforts to cause other Subsidiaries and Project Entities to, give any notices to third parties, and will cause each of the Company, its Material Subsidiaries, and use reasonable efforts to cause other Subsidiaries and the Project Entities to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in
Section 4(c) above. Each of the Parties will (and the Seller will cause each of the Company, its Material Subsidiaries and Operated Entities to, and use reasonable efforts to cause its other Subsidiaries and Project Entities to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain a waiver from the applicable waiting period, will make (and the Seller will cause each of the Company and its Material Subsidiaries to make) any further filings pursuant thereto that may be necessary in connection therewith, and will cooperate and coordinate with the other Party in connection with such filings and actions.

            5(c) Operation of Business. The Seller will not, without the consent of Buyer, cause or permit any of the Company and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, without the consent of Buyer, except as expressly contemplated by this Agreement, cause or permit any of the Company and its Subsidiaries to do any of the following, or approve actions by any Project Entity to do any of the following:

                           (i) amend or otherwise change its charter or bylaws
                  or equivalent organizational documents;

                           (ii) issue, sell, pledge, dispose of, grant, encumber
                  or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of capital stock of any class of Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Subsidiary, or (b) any assets and properties material to Company and the Subsidiaries, taken as a whole, except for pledges of assets and properties required by any financing document to which the Company, a Subsidiary or Project Entity is a party on the date hereof;

                           (iii) (a) acquire (including, without limitation, by
                  merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, except for acquisitions of fuel in the Ordinary Course of Business; (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except borrowing in the Ordinary Course of Business pursuant to any existing credit agreements or pursuant to intercompany loan agreements with Seller; or (c) enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (iii);

                           (iv) increase the compensation payable or to become
                  payable to, or grant any severance or termination pay to, its officers, employees, directors or consultants, except pursuant to existing contractual arrangements, or existing compensation plans, or enter into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant;

                           (v) enter into any collective bargaining agreements
                  or change accounting practices; or

                           (vi) amend in any material respect any contract or
                  agreement material to Company, the Subsidiaries or Project Entities, or terminate any such material contract or agreement prior to the expiration of the term thereof.

         Seller intends to pursue, prior to Closing, some or all of the actions described on Schedule 5(c). Seller will keep Buyer informed of the status of such actions, and will not enter into any material agreement implementing such actions without the consent of Buyer. Buyer shall designate a person who will be available at all reasonable times to consult with Company regarding actions for which Buyer's consent is required and endeavor to promptly respond to all requests of the Company for consents required by this Section.

                  5(d) Full Access. The Seller will permit, and the Seller will cause each of the Company, its Material Subsidiaries and Operated Entities to permit, and use reasonable efforts to cause the operator of other Project Entities to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, its Material Subsidiaries, Operated Entities, and Project Entities to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company, its Material Subsidiaries, Operated Entities and Project Entities. Any information obtained by Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between Buyer and PacifiCorp dated June 24, 1997 (the "Confidentiality Agreement").

                  5(e) Notice of Developments.

                       (i) The Seller may elect at any time to notify the Buyer of any development causing a breach of any of the representations and warranties in Section 4 above, provided that such notice shall not for purposes of the indemnity set forth in Section 8(b) be deemed to have amended Annex I, Annex II or the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, or to prevent or cure any misrepresentation or breach of warranty.

                       (ii) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                  5(f) Exclusivity. The Seller will not (and the Seller will not cause or permit any of the Company and its Material Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company and its Subsidiaries (other than the Overseas Operations not owned by the Philippine Subsidiaries) (including any acquisition structured as a merger, consolidation, or share exchange).

                  5(g) Seller Obligations. The Seller is a party to the guarantees, agreements and reimbursement agreements listed on Schedule 5(g) (the "Seller Obligations") pursuant to which Seller is obligated, or potentially obligated, for certain obligations of the Company, its

Subsidiaries, Project Entities or other related entities, or is otherwise obligated with respect to a transaction relating to the Company, its Subsidiaries, Project Entities and other related entities. The Buyer shall (i) to the extent the Seller Obligation is a letter of credit, either provide a substitute letter of credit and obtain a release of the letter of credit which was issued on Seller's behalf or obtain from the issuer of the letter of credit a release of all of Seller's obligations to the issuer; and (ii) use its best reasonable efforts to negotiate arrangements to release Seller, as of the Closing, from all other Seller Obligations, and to provide substitute guarantees, security and reimbursement agreements and commitments to the beneficiaries of the Seller Obligations.

                  5(h) Intercompany Loans. Immediately prior to the Closing, all outstanding receivables and payables outstanding between the Company and Seller shall be satisfied and discharged. The net amount, if any, payable by Company to Seller shall be contributed to the capital of the Company and considered in computing the Purchase Price Adjustment.

                  5(i) Overseas Operations. Seller shall use its best reasonable efforts to cause the Overseas Operations to be transferred, prior to Closing, to Seller or an Affiliate of Seller other than the Company and its Subsidiaries.

                  5(j) Pacific Kinston Energy, Inc. Seller shall cause the stock of Pacific Kinston Energy, Inc. to be transferred, prior to Closing, to Seller or an Affiliate of Seller other than the Company and its Subsidiaries.

                  5(k) Headquarters Lease and Office Equipment. Immediately prior to Closing, Company shall assign and transfer to Seller or an Affiliate of
Seller: (i) the lease for the Company's headquarters space at 500 NE Multnomah, Suite 900, Portland, Oregon (the "Headquarters Lease"); and (ii) all office furnishings and office equipment located at such location (the "Headquarters Equipment").

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            6(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

            6(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing

Date involving any of the Company and its Subsidiaries, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  6(c) Transition. Seller, PacifiCorp and their Affiliates will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company, its Subsidiaries and the Project Entities (other than Seller and its Affiliates) from maintaining the same business relationships with the Company, its Subsidiaries and the Project Entities after the Closing as it maintained with the Company, its Subsidiaries and the Project Entities prior to the Closing.

                  6(d) Benefit and Employee Matters. This Section 6(d) contains the covenants and agreements of the Parties with respect to (a) the status of employment of the employees of the Company, the Subsidiaries and the Operated Entities ("Employees") upon the sale of the Company to Buyer, and (b) employee benefit plans. Nothing herein expressed or implied is intended to confer upon any Employee or former Employee of Seller any right or remedy, including, without limitation, any right as a third party beneficiary.

                       (i) Employee Status. Buyer shall, at least ten days prior to the Closing, deliver to Seller a list of the employees selected from the list on Schedule 6(d) which Buyer does not wish to employ after the Closing (the "Employee List"). Seller shall cause all employees listed on the Employee List, at or prior to the Closing, to be transferred to the employment of Seller or an Affiliate of the Seller. Buyer shall deem, and shall cause the Company to deem for all Employees the period of employment with Company and the Subsidiaries and Operated Entities (and with predecessor employers with respect to which the Company, the Subsidiaries and Operated Entities have granted service credit) to be employment with Buyer for benefit plan eligibility and vesting purposes, but not (except as otherwise provided in Section 6(d)(iv)) for benefit accrual purposes, under all of Buyer's and Company's Employee Benefit Plans, programs, or arrangements to the extent service with Buyer or Company is recognized under any such plan, program or arrangement. Buyer's covenant to recognize prior service for eligibility and vesting purposes shall not obligate Buyer or Company to include all classes of Employees in each of Buyer's or Company's Employee Benefit Plans, programs, or arrangements.

                       Buyer agrees that if any of the Employees of the Company listed on Part II of Schedule 6(d) and not listed on the Employee List is (x) terminated from employment for reasons other than cause within 12 months after the Closing by the Company, its Subsidiaries, or Operated Entities, or (y) experiences within 12 months after the Closing a "material alteration in assignment or compensation" or a "material change in geographic location", as such terms are defined in the "Safety Net

         Guidelines for Pacific Generation Company" adopted effective July 1, 1997 (the "Regular Plan"), Buyer shall, or shall cause the Company to, give notices and provide severance benefits as provided in the Regular Plan. Buyer agrees that if any of the employees of the Company listed on Part I of Schedule 6(d) and not listed on the Employee List is terminated from employment within 18 months after Closing by the Company for reasons other than cause, or experiences within 18 months after Closing a "Material Alteration in Position", as defined in the "Pacific Generation Company Key Executive Severance Benefits Plan" adopted effective July 1, 1997 (the "Key Employee Plan"), Buyer shall, or shall cause Company to, give notices and provide severance benefits as provided in the Key Employee Plan. Seller agrees to indemnify Buyer and Company for any liability and expenses, including severance benefits and attorney fees, arising from claims by or on behalf of employees listed on the Employee List under the Regular Plan or the Key Employee Plan.

                       (ii) Plan Sponsorship. Except as provided in Section 6(d)(i), (iii)(C), (iii)(D), and (iv), Buyer shall not, and shall not cause Company to, adopt or be directly or indirectly responsible for administering, funding or maintaining after the Closing Date any Employee Benefit Plan maintained prior to the Closing Date by Company, its Subsidiaries or the Operated Entities, or to which any of Company, its Subsidiaries or the Operated Entities contributes. Except as provided in Section 6(d)(i) and (iv), Buyer shall not, and shall not cause Company or any Employee Benefit Plan maintained by Buyer or its Affiliates to, accept any transfers of assets or liabilities from any Employee Benefit Plan maintained prior to the Closing Date by Seller, Seller's Affiliates, Company, the Subsidiaries or the Operated Entities.

                       (iii) Seller's Employee Benefit Plans.

                             (A) PacifiCorp Retirement Plan. Employee shall cease to be eligible to accrue benefits under the PacifiCorp Retirement Plan as of the Closing Date. Company, Buyer and Buyer's Affiliates shall have no obligation to make contributions, other than the Normal Pension Contribution, to the PacifiCorp Retirement Plan after the Closing Date, and any contributions made on or before the Closing Date shall not exceed an amount equal to the Company's normal pension contribution for benefits accrued by eligible Employees through the Date of Closing (the "Normal Pension Contribution"), as determined under the Seller's standard method for allocating contributions among participating employers. All participants in the PacifiCorp Retirement Plan who continue as Employees after the Closing Date shall be deemed to be severed from employment for purposes of such plan and shall be entitled to make application for distributions from such plan, to the extent permitted under federal law and the terms of the PacifiCorp Retirement Plan, unless assets and liabilities of such plan are transferred to Buyer as provided in Section 6(d)(iv).

                             (B) PacifiCorp K Plus Employee Savings and Stock Ownership Plan. Employees shall cease to be eligible to make or accrue contributions to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan ("Savings Plan") as of the Closing Date. All participants in the Savings Plan who continue as Employees shall be entitled to make application for distributions from such plan after the Closing Date, to the extent permitted under federal law and the terms of the Savings Plan.

                             (C) Esoco Orrington, Inc. 401(k) Profit Sharing Plan. Seller shall cause Esoco Orrington, Inc. to continue to maintain the Esoco Orrington, Inc. 401(k) Profit Sharing Plan (the "Orrington Plan") until the Closing Date. Employees shall continue to be eligible to make and accrue contributions under the Orrington Plan through the Closing Date and until such time as Buyer shall cause Esoco Orrington, Inc. to amend or terminate the Orrington Plan.

                             (D) Pyro-Pacific Operating Co. 401(k) Plan and Certain Welfare Benefits Plans. Seller shall cause Pyro-Pacific Operating Co. ("PPOC") to continue to maintain the Pyro-Pacific Operating Co. 401(k) Plan (the "Pyro-Pacific Plan") until the Closing Date. Employees shall continue to be eligible to make and accrue contributions under the Pyro-Pacific Plan through the Closing Date and until such time as Buyer shall cause PPOC to amend or terminate the Pyro-Pacific Plan. Subject to 6(d)(i), Buyer may adopt or maintain or cause Company to adopt or maintain or cause PPOC to maintain any welfare benefits plan that Seller or any of Sellers direct or indirect parent or subsidiary corporations maintains after the Closing Date.

                             (E) PacifiCorp Unfunded Welfare Benefits Plan. Seller shall remain solely responsible for all claims incurred by any Employee under the PacifiCorp Unfunded Welfare Benefits Plan on or before the Closing Date, whether or not such claims have been submitted prior to the Closing Date, and Buyer end the Company and its Subsidiaries and Operated Entities shall have no liability for any such claims incurred. Seller shall pay and be solely liable for and shall indemnify and hold Buyer and the Company and its Subsidiaries and the Operated Entities harmless from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that may arise under
         Section 4980B of the Code, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit proceeding, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against Buyer, the Company, the Subsidiaries or the Operated Entities arising by reason of or relating to any failure to comply with the continuation health care coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, or any applicable state law health care continuation statutes, which failure occurred with respect to any current or prior

         Employee or any qualified beneficiary of such Employee (as defined in Section 4980B(g)(1) of the Code) on or prior to the Closing Date, or which failure occurred as a result of the actions required by this Agreement. A failure shall be deemed for purposes of this paragraph to have occurred on or prior to the Closing Date if the Employee's or qualified beneficiary's qualifying event occurred on or prior to the Closing Date. Seller shall have retiree medical obligations, if any, for all Employees with retirements on or before the Closing Date.

                             (F) Severance Plans. Seller shall be solely responsible (and none of Buyer, its Affiliates or Company shall have any responsibility) for any severance or other claims with respect to any of the Employees that do not continue as Employees after the Closing Date. Except as provided in Section 6(d)(i), Buyer is under no obligation to continue the Regular Plan or the Key Employee Plan and shall be free to terminate or modify such plans at any time.

                             (G) PacifiCorp Life Insurance Plans. Seller shall have state law life insurance continuation obligations, if any, for all Employees with terminations before the Closing Date. Seller shall have retiree life insurance obligations, if any, for all Employees with retirements before the Closing Date.

                             (H) PacifiCorp Flexible Spending Account Plans. Seller shall extend continuation coverage to Employees covered under the medical expense reimbursement arrangement in its cafeteria plan. The dependent care expense reimbursement arrangement will terminate as of the Closing Date insofar as it relates to employees who continue in employment with Company, its Subsidiaries or the Operated Entities. Such employees may continue to submit claims against their dependent care spending account through the end of the plan year (including any runoff period provided under the plan).

                             (I) PacifiCorp Accidental Death and Dismemberment Plan. Seller shall have continuation obligations, if any, for accidental death and dismemberment benefits for all Employees with terminations before the Closing Date. Seller shall have retiree obligations for such benefits, if any, for all Employees with retirements before the Closing Date.

                             (J) PacifiCorp Financial Services Business Travel Accident Plan. Seller shall be solely responsible for travel accident benefit obligations, for all employees with events eligible for such benefits before the Closing Date.

                             (K) Workers' Compensation. Seller shall have workers' compensation obligations for all Employees with events eligible for workers' compensation before the Closing Date.

                        (iv) Buyer Continuation of Company Benefits. Buyer and Seller acknowledge that, as of the Closing Date, Esoco Crockett, Inc. will no longer be able to comply with those provisions of the Collective Bargaining Agreement between Esoco Crockett, Inc. and International Union of Operating Engineers, Stationary Local No. 39, AFL-CIO (the "Union Contract") which requires that Esoco Crockett, Inc. continue the participation of certain employees in Employee Benefit Plans maintained by Seller or an Affiliate of Seller. Buyer shall use its best efforts to negotiate with said union to substitute Buyer's Employee Benefit Plans for the Employee Benefit Plans referenced in the Union Contract. If such negotiations result in an agreement that employees of Esoco Crockett, Inc. who are covered by the Union Contract ("Union Employees") shall be covered by a defined benefit plan with benefits substantially similar to the PacifiCorp Retirement Plan, then, and only in that event, shall the following provisions of this Section 6(d)(iv) apply.

                             Buyer shall assumes as of the date of the transfer of assets pursuant to this Section 6(d)(iv), the liabilities and obligations of the PacifCorp Retirement Plan for all Union Employees. Buyer shall establish, effective as of the Closing Date, a tax-qualified "defined benefit plan", as defined in Section 3(35) of ERISA ("Buyer's Pension Plan"), which shall discharge the obligations of Buyer as set forth in this Section 6(d)(iv). As soon as practicable after the Closing Date, Seller shall cause a transfer from the PacifiCorp Retirement Plan of the liabilities and obligations of the Union Employees and of the assets described below to the Buyer's Pension Plan.

                             The assets to be transferred from the PacifiCorp Retirement Plan with respect to the Union Employees shall be an amount equal to the greater of (i) the total value of the assets (including accrued but unpaid contributions) as of the Closing Date of the PacifiCorp Retirement Plan multiplied by a fraction the denominator of which is the "projected benefit obligation," as defined within Financial Accounting Standards No. 87, for the pension benefits of all participants in the PacifiCorp Retirement Plan and the numerator of which is the "projected benefit obligation" of the pension benefits of the Union Employees in the PacifiCorp Retirement Plan, as of the Closing Date, and (ii) the "projected benefit obligation" for the pension benefits of the Union Employees under the PacifiCorp Retirement Plan as of the Closing Date, with adjustments described below for investment earnings and benefit payments between the Closing Date and the actual date of such transfer of assets. The above "projected benefit obligation" shall include an amount reflecting, on an actuarial basis, benefits attributable to the effect of an assumption for future pay increases after the Closing Date. Seller's actuary shall calculate the above "projected benefit obligation" by applying the funding assumptions described in the attachment to the PacifiCorp Retirement Plan's most recently filed IRS Form 5500, Schedule B and other relevant actuarial assumptions, methods and methodologies, described in such attachment and/or used in preparing calculations shown on such Form 5500, except that the annual interest rate assumption to be used to calculate the above "projected benefit obligation" shall be the immediate annuity rate prescribed by the Pension Benefit Guaranty Corporation for the month in which the transfer of assets occurs.

                           The assets transferred pursuant to this Section 6(d)(iv) shall be calculated by Seller's actuary, and shall be subject to review by Buyer's actuary for the purpose of confirming that the calculation was made in accordance with this Section 6(d)(iv). In the event that actuaries of the Parties do not agree, the determination of an independent actuary, as selected and agreed upon by Buyer and Seller, shall be final. The cost and expense of such independent actuary shall be equally shared by the Parties. The amount of assets as so determined shall be adjusted for investment earnings for the period between the Closing Date and the actual date of transfer at a rate equal to the rate of interest on 90-day United States Treasury bills as of the Closing Date as published in The Wall Street Journal, and reduced by the amount of any benefit payments to Union Employees. In connection with the implementation of this Section 6(d)(iv), Buyer and Seller shall cooperate in the preparation of all documentation required to be filed with the Internal Revenue Service, the Department of Labor and any other applicable governmental agency.

                  6(e) Access to Information. After the Closing, Buyer shall afford to Seller and PacifiCorp, and their respective representatives and advisors, such access during normal business hours with reasonable notice, to the books, records and personnel of the Company, its Subsidiaries and Operated Entities and to such other information, and shall furnish such cooperation relating to the Company, its Subsidiaries, Project Entities and Operated Entities, as Seller shall reasonably request for financial reporting and accounting matters, the preparation and filing of any tax returns, the defense of tax claims, and related purposes. Buyer shall cause Company to preserve all tax and accounting records of Company, its Subsidiaries and Operated Entities for a period of seven (7) years following the Closing. In addition, Seller shall afford Buyer, its respective representatives and advisors, similar access to any books, records, files retained by Seller relating to the business of the Company, its Subsidiaries, Project Entities, and Operating Entities.

                  6(f) Transition Services. If requested by Buyer, and subject to negotiation of mutually acceptable conditions, Seller will provide, at its actual cost, administrative services reasonably requested by Buyer with respect to the Company for a period not to exceed 90 days after the Closing.

                  6(g) Maintenance of Minimum Equity. For a period of five years following the Closing Date, or if earlier, the date that Seller has made aggregate indemnity payments hereunder of at least $66,650,000, Seller or its successor shall maintain minimum consolidated stockholder's equity, as reflected on its regularly prepared balance sheets, of $100,000,000. Seller covenants and agrees that Seller will notify Buyer in advance of any transaction which would cause a breach of this provision.

                  6(h) Philippine Option. Seller grants Buyer an option (the "Option") to purchase the outstanding capital stock held by Seller or its Affiliates in the entities listed on Schedule 6(h) attached hereto (the "Philippines Subsidiaries"). The Option is exercisable only by Buyer notifying Seller in writing, prior to thirty days after the date of this Agreement, that Seller has exercised the Option. Buyer will endeavor to decide in advance of the expiration of the 30 day period, whether to exercise the Option, and to notify Seller of its decision as soon as practicable. If the Option is not so exercised within such period, the Option shall expire, and Buyer shall have no further right or option to acquire the Philippine Subsidiaries. In the event that Buyer so exercises the Option, (i) Seller will sell to Buyer, or cause its Affiliates to sell to Buyer, all of the issued and outstanding capital stock of the Philippine Subsidiaries held by the Seller or its Affiliate; and (ii) the Parties will execute a Stock Purchase Agreement substantially in the form of this Agreement, with the following modifications:

                       (i) "Company" shall mean the Philippine Subsidiaries.

                       (ii) Section 2(a) shall be revised to reflect the sale of the shares of each Philippine Subsidiary.

                       (iii) The Purchase Price under Section 2(b) shall be $8.5 million; and shall be adjusted upward by all contributions made by Seller or its Affiliates to the Philippine Subsidiaries between the date of this Agreement and Closing, and, without double-counting, all expenditures of the Philippine Subsidiaries between the date of this Agreement and Closing and adjusted downward by all distributions made by the Philippine Subsidiaries to Seller and its Affiliates between the date of this Agreement and Closing.

                       (iv) Section 2(c) shall not apply.

                       (v) Section 3(a)(v) shall be revised to reflect the sale of the shares of each Philippine Subsidiary.

                       (vi) Section 4(b) shall be revised to reflect the capitalization of each Philippine Subsidiary.

                       (vii) Sections 4(f), 4(g), 4(h), 4(j), 4(k), 4(n), 4(r),
4(s), 4(t) and 4(y) shall not apply.

                       (viii) The Philippine Subsidiaries shall be treated as Project Entities for purposes of Sections 4, 5(b), 5(c) and 5(d).

                       (ix) The Aggregate Deductible under Section 1 shall be $2,836,000 and the aggregate ceiling under Section 8(b) shall be $70,900,000.

                       (x) The Disclosure Schedule and other Schedules to the Agreement shall be as set forth on Annex IV attached hereto, with such modifications as are reasonably necessary or appropriate to make such Disclosure Schedule accurate and complete.

                       (xi) Any other modifications that Buyer and Seller jointly reasonably deem necessary or appropriate in order to make the Stock Purchase Agreement applicable to the transaction contemplated by the Option.

The Parties shall include the possible sale of the Philippine Subsidiaries in their respective filings with respect to this Agreement under the Hart-Scott-Rodino Act.

In the event that Buyer exercises the Option, and Seller is precluded from consummating the transaction contemplated by the Option due to Seller's inability to obtain any third party consents, approvals, or waivers, or the exercise of any right of refusal or similar right, Seller shall notify Buyer, and shall reimburse Buyer for costs incurred by Buyer after the date hereof and prior to such notice which are directly related to the due diligence on the Philippine Subsidiaries and the underlying projects of the Philippine Subsidiaries, and Seller shall have no further obligation under this Section 6(h).

In the event that Seller exercises the Option, this Agreement shall be automatically amended (i) to increase the aggregate ceiling under Section 8(b) by $4,250,000; and (ii) to increase the Aggregate Deductible specified in
Section 1 by the sum of $170,000, and claims made under the indemnity provisions of such Stock Purchase Agreement and this Agreement shall be considered in determining the applicability of the aggregate ceiling and aggregate deductible under each Agreement.

         7.       Conditions to Obligation to Close.

                  7(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                       (i) the representations and warranties set forth in
         Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except for such breaches and inaccuracies (without regard to any materiality standard set forth in such representations or warranties) which do not, individually or in the aggregate, have a Material Adverse Effect;

                       (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                       (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                       (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

                       (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in
         Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above and all third party consents and approvals which Buyer has requested Seller to obtain pursuant to the first sentence of Section 5(b);

                       (vi) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                       (vii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

                       (viii) Seller has completed the transfer of the Overseas Operations and Pacific Kinston Energy, Inc. to Seller or an Affiliate of Seller as contemplated by Sections 5(i) and 5(j);

                       (ix) the Buyer shall have received from PacifiCorp a letter in a form and substance as set forth in Exhibit E; and

                       (x) the Seller shall have delivered to Buyer written documentation reasonably satisfactory to Buyer that establishes that the representation contained in Section 4(j)(xi) is accurate as of the Closing Date, except that delivery of written documentation pursuant to
         Section 4(j)(xi) with respect to Energy Investors Fund L.P. or Project Finance Fund III, L.P. shall not be a condition to closing, and notwithstanding this subsection or other subsections of this Section 7(a), the accuracy of the representations in Section 4(j)(xi) insofar as they pertain to Energy Investors Fund L.P. or Project Finance Fund, L.P., shall not be a condition to Closing. (Nothing in this clause shall be deemed to waive a breach of the representation in Section 4(j)(xi).

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  7(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                       (i) the representations and warranties set forth in
         Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                       (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                       (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                       (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                       (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments, governmental agencies and third parties referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

                       (vi) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Seller, and dated as of the Closing Date;

                       (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                       (viii) the Buyer shall have obtained releases of Seller from the Seller Obligations, or alternatively, in Seller's sole discretion, Buyer shall have made arrangements satisfactory to Seller to indemnify, defend and hold harmless Seller from the Seller Obligations and provided security satisfactory to Seller to support such indemnity; and

                       (ix) Seller has completed the transfer of the Overseas Operations to Seller or Affiliates of Seller as contemplated by Section 5(i).

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

         8.       Remedies for Breaches of This Agreement.

                  8(a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Section 3 above shall survive the Closing hereunder indefinitely. The representations and warranties of the Buyer contained in Section 3 above shall survive the Closing hereunder indefinitely. All of the representations and warranties of Seller contained in
Section 4 shall survive the Closing hereunder, and continue in full force and effect for a period of two (2) years thereafter, except for the representations and warranties contained in Section 4(j), which shall continue until the expiration of the applicable statutes of limitation to which the liabilities relate, and the representations and warranties in Section 4(o), which shall survive the Closing hereunder and continue in full force and effect for a period of five (5) years thereafter.

                  8(b) Indemnification Provisions for Benefit of the Buyer.

                       (i) In the event the Seller breaches any of its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against Seller pursuant to
         Section 11(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer resulting from, arising out of, or caused by such breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in Section 4 above (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of the Aggregate Deductible, or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered exceeds a $66,650,000 aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

                       (ii) In the event the Seller breaches any of its covenants in Section 2(a) above or Article 9 below or any of its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer any Adverse Consequences the Buyer shall suffer resulting from, arising out of, or caused by such breach.

                       (iii) Seller agrees to indemnify Buyer from and against any Adverse Consequences the Buyer shall suffer resulting from, or arising out of, any Discontinued Operation. As used herein, a Discontinued Operation is: (a) a corporation, partnership, or limited liability company which was at one time owned, directly or indirectly, by Company, but is not owned, directly or indirectly, by the Company on the date of this Agreement, or which was liquidated or has filed for dissolution prior to the date of this Agreement; (b) a property or asset which was owned, directly or indirectly, by Company, but is not owned, directly or indirectly, by the Company on the date of this Agreement; (c) any project development activity of the Company or its Subsidiaries which was terminated prior to the date of this Agreement; or (d) the Overseas Operations, the Company's beneficial ownership of the stock of Pacific Kinston Energy, Inc. or the Company's beneficial ownership in Carolina Energy Limited Partnership. Notwithstanding the foregoing, no indemnity shall be provided under this paragraph with respect to: (1) properties, assets, projects, or entities as to which Seller's indirect ownership was through the ownership of an interest in the Energy Investors Fund, LP or Project Finance Fund Ill, LP; and (2) if the Option is exercised, the Philippine Subsidiaries, and the assets and operations of the Philippine Subsidiaries.

                           (iv) Seller agrees to indemnify Buyer from and against any Adverse Consequences the Buyer, the Company, or any Subsidiary shall suffer resulting from or arising out of any Company, Subsidiary, or Operated Entity violation of any federal, state or local law or regulation (of any type or kind) governing employment, labor relations, wages, benefits, or discrimination in employment to the extent asserted by (i) those employees on the Employee List, or (ii) those employees of the Company, any Subsidiary or Operated Entity whose employment was terminated (either voluntarily or involuntarily) prior to the Closing Date.

                  8(c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and-covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer resulting from, arising out of, or caused by such breach.

                  8(d) Matters Involving Third Parties.

                       (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing. The failure to give such notice on a timely basis shall not affect the indemnification provided herein except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.

                       (ii) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages which are covered in full by the indemnity and does not impose an injunction or other equitable relief upon the Indemnified Party; provided further, however, with respect to claims for indemnity under Section 8(b)(i) that during the period in which the cumulative amount of the Adverse Consequences for which indemnity is being sought is less than the Aggregate Deductible, the Indemnified Party will have the right to assume the defense of a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

                       (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                       (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties which consent shall not be withheld unreasonably.

                  8(e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  8(f) Certain Environmental Matters. Buyer (for itself and its successors and assigns) acknowledges and agrees that Seller is not and never has been an `owner or operator' (as that term is defined and used in any Environmental Law) of any of the properties or facilities of the Company or the Subsidiaries or the Projects; and Buyer (for itself and its successors and assigns) releases Seller (and Seller's directors, officers, employees, and affiliates) from any claims that Buyer (or its successors or assigns) might otherwise assert on the grounds that Seller is or has been such owner or operator, provided that nothing herein shall release Seller from its indemnity obligations with respect to representations and warranties set forth in Section 4 of this Agreement.

                  8(g) Tax Indemnification. Notwithstanding any other provision of this Agreement to the contrary, Seller shall indemnify Buyer and its Affiliates (including the Company and its Subsidiaries) from and against liability for Taxes (including any liabilities or obligations pursuant to any of the tax indemnifications, cross indemnity agreements and/or tax allocation policies described in Section 4(j) of the Disclosure Schedule) of the Company, its Subsidiaries and/or Operated Entities of which the Company or a Subsidiary is tax matters partner for all taxable periods ending on or before the Closing Date and the portion up to and including the Closing Date of any taxable period that includes but does not end on the Closing Date, including any liability for Taxes imposed upon the Company and/or its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision of applicable state, local or foreign law) as a result of being a member of the Affiliated Group the common parent of which is PacifiCorp, or any combined or unitary group including PacifiCorp, to the extent such Taxes are not reflected in the balance sheets of the Company, its Subsidiaries or Operated Entities of which the Company or a Subsidiary is tax matters partner which are utilized to compute the Purchase Price adjustment under Section 2(c). In the case of a taxable period including, but not ending on, the Closing Date, the Taxes for the period up to and including the Closing Date shall be computed as if such taxable period ended on and including the Closing Date.

               9. Tax Matters.

                  9(a) Section 338(h)(10) Election. Seller will join, and will cause its eligible Subsidiaries and the Affiliated Group the common parent of which is PacifiCorp to join, with Buyer in making an election pursuant to Code
Section 338(h)(10) and any corresponding elections pursuant to state, local and foreign law (collectively a "Section 338(h)(l0) Election") with respect to purchase and sale of the stock of the Company hereunder, and with respect to its eligible Subsidiaries, will take all actions necessary and appropriate to effect and preserve a timely Section 338(h)(10) Election. Seller will pay any Tax (including for this purpose federal, state, local and foreign income tax) attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer, the Company and its subsidiaries from and against any failure to pay such Tax. The Purchase Price and the liabilities of the Company and its Subsidiaries (plus other relevant items) will be allocated among the assets of the Company and its Subsidiaries for all purposes (including Tax, federal tax, and financial accounting purposes) in a manner consistent with Treasury Regulations Section 1
 .338(b)-2T. Buyer shall timely prepare a proposed allocation for review and approval by Seller, which approval shall not unreasonably be withheld. Buyer, the Company and its Subsidiaries, and Seller will file, or cause to be filed, all Tax Returns (including for this purpose all federal, state, local and foreign income tax returns and including amended returns and claims for refund) in a manner consistent with the Section 338(h)(10) Election and with such allocation.

                  9(b) Tax Sharing Agreements. Any Tax sharing agreement between PacifiCorp and any of the Company and its Subsidiaries is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                  9(c) Tax Returns. The Company and its Subsidiaries will furnish Tax information to PacifiCorp for inclusion in Tax Returns for the period that ends on and includes the Closing Date in accordance with the Company's past custom and practice. Seller will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company and its Subsidiaries. Seller will cause PacifiCorp to take no position on such Tax Returns, including any amended returns, that relate to the Company and its Subsidiaries that would adversely affect the Company and its Subsidiaries after the Closing Date, unless such position would be reasonable in the case of a Person that owned the Company and its Subsidiaries both before and after the Closing Date. Taxes of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date. Buyer will prepare all Tax Returns for Tax periods including, but not ending on, the Closing Date.

                  9(d) Audits. Seller shall, or shall cause PacifiCorp to keep the Company informed of the status of any audits of PacifiCorp Tax Returns to the extent that such returns relate to the Company and its Subsidiaries. Seller will not, and will cause PacifiCorp not to, settle any such audit in a manner that would adversely affect the Company and its Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Company and its Subsidiaries both before and after the Closing Date. Buyer will keep Seller informed of the status of any audits of Tax Returns that include Buyer to the extent such returns relate to the Company and its Subsidiaries. Buyer will not settle any such audit in a manner which would adversely affect the Company and its Subsidiaries prior to the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Company and its Subsidiaries both before and after the Closing Date.

                  9(e) Carrybacks. Seller will, or will cause PacifiCorp to, immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Company and its Subsidiaries into the Seller or PacifiCorp Tax Return, when such refund or reduction is realized by Seller or the PacifiCorp group, but only if the Company and its Subsidiaries cannot elect to waive the carryback, Seller will, or will cause PacifiCorp to, cooperate with the Company and its Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims, provided that Seller will not be required to participate in obtaining any refund (or reduction in Tax liability) for which Seller, or its employee responsible for Taxes, believes in good faith there is not substantial authority. The Buyer agrees to indemnify Seller and PacifiCorp for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise, or from cooperation with the Company and its Subsidiaries, for example, by filing an amended Tax Return.

                  9(f) Indemnification for Post-Closing Transactions. Buyer agrees to indemnify Seller and PacifiCorp for any additional Tax owed by Seller or PacifiCorp (including Tax owed by Seller due to this indemnification payment) resulting from any transaction not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Company stock, other than any Tax liabilities attributable to the Section 338(h)(10) Election.

                  9(g) Post-Closing Transactions not in the Ordinary Course. Buyer and Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date, other than any deemed transactions as a result of the Section 338(h)(10) Election, after Buyer's purchase of the Company stock on Buyer's federal income tax return to the extent permitted by Treasury Regulations Section 1. 1502-76(b)(1)(ii)(B).

              10. Termination.

                  10(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                        (i) the Buyer and the Seller may terminate this
              Agreement by mutual written consent at any time prior to the Closing;

                        (ii) either the Buyer or the Seller may terminate this
              Agreement by giving written notice to the other at any time prior to the Closing in the event (A) the Seller has within the then previous five business days given the Buyer any notice pursuant to
              Section 5(e)(i) above which relates to events or occurrences after the date of this Agreement; and (B) the development that is the subject of the notice has, individually or in the aggregate with all the developments with respect to events or occurrences after the date of this Agreement for which notice was given pursuant to
              Section 5(e)(i) above, had a Material Adverse Effect;

                        (iii) the Buyer may terminate this Agreement by giving
              written notice to the Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 4 above) in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                        (iv) the Seller may terminate this Agreement by giving
              written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached




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

              any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                        10(b) Effect of Termination. If any Party terminates
              this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach, unless the termination was pursuant to Section 10(a)(ii)); provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

              11.       Miscellaneous.

                        11(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                        11(b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, provided that PacifiCorp is an intended third party beneficiary of the provisions of Section 9 above.

                        11(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

                        11(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, provided that Buyer may assign its rights hereunder to a wholly owned subsidiary of Buyer, provided (i) that such assignment shall not release Buyer of any of its obligations hereunder; and (ii) such Assignee shall, in a writing reasonably satisfactory to Seller, assume and agree to perform all of Buyer's obligations hereunder.





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

                        11(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                        11(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                        11(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Seller:          PacifiCorp Holdings, Inc.
                                     825 NE Multnomah, Suite 775
                                     Portland, Oregon 97232
                                     Attn:  Michael Henderson

          with a copy, which shall not constitute notice, to:

                                     Stoel Rives LLP
                                     900 SW Fifth Avenue
                                     Suite 2300
                                     Portland, OR 97204
                                     Attn: Mark Norby


          If to the Buyer:           NRG Energy, Inc.
                                     1221 Nicollet Mall
                                     Suite 700
                                     Minneapolis, Minnesota 55403-2443
                                     Attn:  Mr. James Bender
                                     Vice President and General Counsel

          with a copy, which shall not constitute notice, to:

                                     Gray Plant Mooty
                                     3400 City Center
                                     33 South Sixth Street
                                     Minneapolis, Minnesota 55402
                                     Attn:  Joseph Kinning

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall



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

be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  11(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon. Each Party submits to the jurisdiction and venue of the United States District Court for the District of Oregon in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in such court.

                  11(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  11(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  11(k) Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  11(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  11(m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                                      ****

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

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


NRG ENERGY, INC.


By: /s/ David H. Peterson
   -------------------------------
Title: Chairman, Pres. & CEO
      ----------------------------

PACIFICORP HOLDINGS, INC.


By: /s/ Michael C. Henderson
   -------------------------------
Title: President & CEO
      ----------------------------


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